Exhibit 10.7

SECOND AMENDED AND

RESTATED CHANGE IN

CONTROL AGREEMENT

This Second Amended and Restated Change in Control Agreement (“Agreement”) is effective as of this 18th day of March, 2025 (the “Effective Date”), by and among Avidbank Holdings, Inc., a California corporation and Avidbank, a California banking association (each referred to herein as, the “Company”), and Mark D. Mordell (the “Executive”).

RECITALS

A. The Company and Executive are parties to that certain Change in Control Agreement dated March 30, 2023 (the “Original Agreement”). The Company and Executive desire to amend and restate the Original Agreement as set forth in this Agreement.

B. Executive presently serves at the pleasure of the Board of Directors of the Company (the “Board”) as the Chief Executive Officer of the Company and performs significant strategic and management responsibilities necessary to the continued conduct of the Company’ s business and operations.

C. The Board has determined that it remains in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below) of the Company.

D. The Board believes that it is imperative to provide Executive with certain severance benefits upon Executive’s termination of employment following a Change in Control which provide Executive with enhanced financial security and provide sufficient incentive and encouragement to Executive to remain with the Company following a Change in Control.

E. The Board has adopted this Agreement, to provide Severance Benefits to Executive in lieu of any other agreement, by and between Executive and the Company providing for payment of severance pay, termination pay, salary continuation, etc. (collectively referred to as “Termination Benefits”).”

F. In order to accomplish the foregoing objectives, the Board has directed the Company, upon execution of this Agreement, to commit to the terms provided herein.

G. Unless otherwise defined herein, capitalized terms used in this Agreement are defined in Section 3 below.

In consideration of the mutual covenants herein contained, and in consideration of the continuing employment of Executive by the Company, the parties agree as follows:

1. Term of Employment. The Company and Executive acknowledge that Executive’s employment is at will, as defined under applicable law. At any time while Executive is employed by the Company, the Company may terminate Executive for any reason and Executive may voluntarily resign from the Company’s employment for any reason, subject to the terms of this Agreement.

2. Payments Upon Termination of Employment.

(a) Termination Apart from Change in Control. If Executive’s employment is terminated for any reason either prior to the occurrence of a Change in Control (as defined in Section 3(c)) or after the 18-month period following a Change in Control, the Company shall pay Executive all Accrued Compensation, Benefits and Expenses (as defined in Section 3(a)). In addition to the foregoing, upon Executive’s termination of employment apart from a Change in Control, Executive shall be entitled to severance benefits under that certain Confirmation of Employment dated March 30, 2023, as amended June 19, 2024 (the “Employment Agreement”).

(b) Termination in Connection with a Change in Control. If Executive’s employment is terminated for any reason within twelve (12) months prior to a Change in Control or eighteen (18) months following a Change in Control, the Company shall pay Executive all Accrued Compensation, Benefits and Expenses (as defined in Section 3(a)), and Executive shall be entitled to receive the Severance Benefits as set forth in this Section 2(b), subject to Section 4 below:

(i) Termination by the Company without Cause or by Executive with Good Reason within twelve (12) Months Prior to a Change in Control or within Eighteen (18) Months Following a Change in Control. In the event the Company or its successor causes to occur an involuntary termination of Executive’s employment without Cause (as defined in Section 3(b)) or in the event Executive voluntary resigns from the Company with Good Reason (as defined in Section 3(f)), the Company shall provide Executive the following severance benefits (the “Severance Benefits”): (i) a lump sum cash payment equal to two and one half times (2.5x) the sum of (x) the annual base salary in effect as of Executive’s date of termination and (y) the current “target” annual incentive bonus payable to Executive, (ii) and immediate vesting of any equity compensation and/or long-term cash incentive awards held by Executive that are unvested as of the Change in Control date, with the exception of that certain Notice of Grant and Restricted Stock Agreement dated concurrently herewith, where such award shall not be subject to such immediate vesting, and (iii) reimbursement of any COBRA payments made by Executive for continuation of health care coverage during the eighteen (18) month period following Executive’s date of termination; provided, however, payment of such Severance Benefits is conditioned on Executive’s execution of the Separation Agreement during the Release Period (as described herein) in the form attached to this Agreement as Exhibit A which includes a general release by Executive of the Company and its successors, affiliates and other related parties to the fullest extent permitted by law, and Executive does not revoke the general release within the seven (7) day revocation period described in the Separation Agreement. On the date the Company causes to occur an involuntary termination without Cause, the Company shall deliver to Executive an executed Separation Agreement signed by the Company. Upon delivery of the Separation Agreement, Executive shall have thirty (30) days (the “Release Period”) to evaluate, and to consult with counsel regarding the contents of the Separation Agreement in the context of Executive’s termination of employment. Executive shall not be eligible to receive the Severance Benefits unless the Separation Agreement is duly signed by Executive and submitted to the Company within the Release Period. Upon the eighth calendar day following the Company’s receipt of the Separation Agreement duly signed by Executive, the Company shall deliver to Executive the Severance Benefits; provided, however, that Executive has not revoked the Separation Agreement within the seven (7) day revocation period. In the event the Release Period begins and ends in different calendar years, the Severance Benefits shall not occur until the later in time of the two calendar years.

(ii) Termination by the Company with Cause or by Executive without Good Reason. In the event the Company or its successor causes to occur an involuntary termination of Executive’s employment with Cause (as defined in Section 3(b)) or in the event Executive voluntary resigns from the Company without Good Reason (as defined in Section 3(e)), then the Executive shall not be entitled to receive the Severance Benefits described in Section 2(b)(i), however, other Termination Benefits (as defined in the Recitals, paragraph E) may be payable to Executive. In no event shall Executive be entitled to the Severance Benefits under this Agreement and any Termination Benefits under any other agreement by and between Executive and the Company. In the event the Severance Benefits become payable to Executive, all rights to any other Termination Benefits payable to Executive under any other agreement by and between Executive and the Company shall be automatically void.

3. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a) “Accrued Compensation, Benefits and Expense” means any unpaid Base Salary, annual bonus payments owed to Executive for services performed in a prior fiscal year, accrued but unreimbursed business expenses and perquisites and any other benefits that have been earned as of the date of Executive’s termination of employment.

(b) “Cause” shall mean the occurrence during the Term of Employment of any of the following: (i) indictment for, formal admission to (including a plea of guilty or nolo contendere to), or conviction of a felony, or any criminal offence involving Executive’s moral turpitude, (ii) gross negligence or willful misconduct by Executive in the performance of Executive’s material duties required by this Agreement which is likely to materially damage the Company’s financial position; or (iii) material breach of this Agreement by Executive which breach has been communicated to Executive in the form of a written notice from the Board, and that Executive has not substantially cured within thirty (30) days following receipt by Executive of such written notice.

(c) “Change in Control” shall mean the occurrence of any of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities, whether by tender offer, or otherwise; or

(ii) A change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the Effective Date, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iii) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the liquidation of the Company the sale or disposition by the Company of all or substantially all of the Company’s assets.

(d) “Disability” shall mean that Executive has been unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the service provider’s employer.

(e) “Good Reason” means that Executive has complied with the “Good Reason Process” (as defined in Section 3(f)) following the occurrence of any the following events (each, a “Good Reason Condition”): (A) a material breach of this Agreement by the Company and the Company fails to cure such breach after having received not less than ninety (90) days’ prior written notice from Executive of such breach; (B) a reduction of twenty percent (20%) or more in Executive’s compensation; (C) a material reduction in Executive’s duties and/or responsibilities, or the assignment to Executive of substantial duties inconsistent with Executive’s position (which for purposes of this Agreement unless consented to in writing by Executive or prohibited by law); (D) the relocation of the Company resulting in an increase of Executive’s normal commute by more than twenty (20) miles; or (E) Executive’s death or Disability (as defined in Section 3(d)).

(f) “Good Reason Process” means that (A) Executive notifies the Company in writing of the first occurrence of a Good Reason Condition within thirty (30) days of the first occurrence of such breach (in the case of Executive’s death or Disability, such notice shall not be required); (C) Executive cooperates in good faith with the Company’s efforts, for a period not less than thirty (30) days following such notice (the “Cure Period”), to remedy the Good Reason Condition, but only if such Good Reason Condition is curable; (D) notwithstanding such efforts, the material breach continues to exist; and (E) Executive terminates his/her employment within sixty (60) days after the end of the Cure Period, if such Cure Period applies. If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

4. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive under any other agreement, including any accelerated vesting of any “deferred compensation” (as defined by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or equity compensation granted under the Avidbank Holdings, Inc. 2022 Equity Incentive Plan that (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 4, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive’s severance benefits under Section 2(a)(i) shall be either:

(i) delivered in full, or

(ii) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 4 shall be made in writing in good faith by the accounting firm serving as the Company’s independent public accountants immediately prior to the Change in Control (the “Accountants”), in good faith consultation with Executive. In the event of a reduction in benefits hereunder, Executive shall be given the choice of which benefits to reduce. For purposes of making the calculations required by this Section 4, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 4.

5. Remedy. If Executive’s benefits are reduced to avoid the Excise Tax pursuant to Section 4 and, notwithstanding such reduction, the IRS determines that Executive is liable for the Excise Tax as a result of the receipt of severance benefits from the Company, then Executive shall be obligated to pay to the Company (the “Repayment Obligation”) an amount of money equal to the “Repayment Amount.” The Repayment Amount shall be the smallest such amount, if any, as shall be required to be paid to the Company so that Executive’s net proceeds with respect to his or her severance benefits hereunder (after taking into account the payment of the Excise Tax imposed on such benefits) shall be maximized. Notwithstanding the foregoing, the Repayment Amount shall be zero if a Repayment Amount of more than zero would not eliminate the Excise Tax. If the Excise Tax is not eliminated through the performance of the Repayment Obligation, Executive shall pay the Excise Tax. The Repayment Obligation shall be discharged within 30 days of either (i) Executive entering into a binding agreement with the IRS as to the amount of Excise Tax liability, or (ii) a final determination by the IRS or a court decision requiring Executive to pay the Excise Tax from which no appeal is available or is timely taken.

6. Section 409A Compliance. The parties intend for this Agreement either to satisfy the requirements of Section 409A or to be exempt from the application of Section 409A, and this Agreement shall be construed and interpreted accordingly. If this Agreement is not exempt from the application of Section 409A and fails to satisfy the requirements of Section 409A, then the parties hereby agree to amend or to clarify this Agreement in a timely manner so that this Agreement either satisfies the requirements of Section 409A or is exempt from the application of Section 409A. For purposes of this Agreement, Executive’s employment will not be deemed to have terminated unless such termination qualifies as a “separation of service” under Treas. Regs. Section 1.409A-1(h).

7. Successors.

(a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) or to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8. Notice.

(a) General. Any notice, demand or request required or permitted to be delivered by either the Company or the Participant pursuant to the terms of this Notice and Agreement shall be in writing and shall be deemed given when delivered personally, deposited with a reputable courier service, or deposited in the U.S. Mail, First Class with postage prepaid, and addressed to the parties at the addresses set forth in the Notice of Grant, or such other address as a party may request by notifying the other in writing and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing.

(b) Notice of Termination by the Company. Any termination by the Company of Executive’s employment with the Company at any time within eighteen (18) months following a Change in Control shall be communicated by a notice of termination to Executive at least five (5) days prior to the date of such termination, given in accordance with Section 7(a) of this Agreement. Such notice shall indicate the specific termination provision or provisions in this Agreement relied upon (if any), shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision or provisions so indicated, and shall specify the termination date.

(c) Notice by Executive of Involuntary Termination by the Company. In the event Executive determines that an Involuntary Termination has occurred at any time within eighteen (18) months following a Change in Control, Executive shall give written notice that such Involuntary Termination has occurred as set forth in this Section 7(c). Such notice shall be delivered by Executive to the Company in accordance with Section 7(a) of this Agreement within ninety (90) days following the date on which such Involuntary Termination occurred (or, if such Involuntary Termination occurred as a result of more than one event set forth in Section 3(b), within sixty (60) days following the latest of such events), shall indicate the specific provision or provisions in this Agreement upon which Executive relied to make such determination and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such determination. The failure by Executive to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing his or her rights hereunder.

9. Company Representations. The Company acknowledges that Executive is entering into this Agreement on the basis of, and in reliance on, the Company’s representations and warranties set forth in this Agreement. The Company, jointly and severally represent and warrant to Executive, as follows:

(a) Organization and Corporate Power. Avidbank Holdings and Avidbank are each duly incorporated or organized validly existing and in good standing under the laws of the jurisdiction of its formation and is qualified to do business in each jurisdiction in which the failure to be so qualified would have a material adverse effect. Each of Avidbank Holdings and Avidbank has all requisite corporate power and authority necessary to own and operate its assets and has all requisite corporate power and authority necessary to execute, deliver and perform this Agreement.

(b) Due Execution and Delivery, Valid and Binding Agreement. This Agreement has been duly authorized, executed and delivered by each Avidbank Holdings and Avidbank and assuming the due execution and delivery of this Agreement by Executive, this Agreement constitutes a valid and binding obligation of Avidbank Holdings and Avidbank of bankruptcy, moratorium, and other laws affecting creditors’ rights generally and as limited by the availability of specific performance and other equitable remedies and the application of equitable principles.

(c) Organization and Corporate Power. Avidbank Holdings and Avidbank are each duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its formation and is qualified to do business in each jurisdiction in which the failure to be so qualified would have a material adverse effect. Each of Avidbank Holdings and Avidbank has all requisite corporate power and authority necessary to own and operate its assets and has all requisite corporate power and authority necessary to execute, deliver, and perform this Agreement;

(d) Due Execution and Delivery; Valid and Binding Agreement. This Agreement has been duly authorized, executed and delivered by each Avidbank Holdings and Avidbank and, assuming the due execution and delivery of this Agreement by Executive, this Agreement constitutes a valid and binding obligation of Avidbank Holdings and Avidbank, enforceable against each of them in accordance with its terms, except as limited by the application of bankruptcy, moratorium, and other laws affecting creditors’ rights generally and as limited by the availability of specific performance and other equitable remedies and the application of equitable principles.

(e) Notice of Change In Control. So long as the provisions of this Agreement shall be applicable, Company represents and covenants that it shall provide Executive with notice of a Change in Control within three (3) business days after a Change in Control. Such notice shall (i) summarize the terms and conditions of the Change in Control, (ii) include a copy of the Change in Control documents, and (iii) describe whether Executive is entitled to the Severance Benefits.

10. Miscellaneous Provisions.

(a) No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that Executive may receive from any other source.

(b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Entire Agreement. Except with respect to the terms of any written Agreement, if any, by and between the Company and Executive that is signed on behalf of the Company, no agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.

(d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

(e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(f) Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Palo Alto, California, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Punitive damages shall not be awarded.

(g) No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection (f) shall be void.

(h) Employment Taxes. Subject to Section 4, all payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(i) Assignment by Company. The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company; provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of the Company at the time of assignment. In the case of any such assignment, the term “Company” when used in a section of this Agreement shall mean the corporation that actually employs Executive.

(j) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the Effective Date.

AVIDBANK, INC., a California banking association

By:	/s/ Bryan Polster
Bryan Polster
Compensation Committee Chairman

AVIDBANK HOLDINGS, INC., a California corporation

By:	/s/ Bryan Polster
Bryan Polster
Compensation Committee Chairman

EXECUTIVE

By:	/s/ Mark D. Mordell
Mark D. Mordell
Chief Executive Officer

[Signature Page – Change in Control Agreement]

EXHIBIT A

SEPARATION AGREEMENT

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is entered into by and between Mark D. Mordell (hereinafter “Executive”) and AvidBank, Inc., a California corporation (the “Company”), in accordance with the severance provisions set forth in that certain Change in Control Agreement, effective as of [__], 2024, entered into by and between Executive and the Company (the “Agreement”).

1. Separation of Employment. Effective as of [____________], Executive shall no longer be employed by the Company in any capacity.

2. Separation Benefits. In accordance with the Agreement, the Company shall pay to Executive the Severance Benefits as provided in Section 2 of the Agreement.

3. No Admission of Liability. This Agreement does not constitute an admission of any kind by the Company.

4. Release of Known Claims By Executive. In exchange for the payments and agreements contained in this Agreement, Executive agrees unconditionally and forever to release and discharge the Company and the Company’s affiliated, related, parent and subsidiary corporations, as well as the Company’s and any affiliated, related, parent and subsidiary corporation’s respective attorneys, agents, representatives, partners, joint venturers, successors, assigns, insurers, owners, employees, officers, and directors (hereinafter the “Releasees”) from any and all claims, actions, causes of action, demands, rights, or damages of any kind or nature which she may now have, or ever have, whether known or unknown, of any nature arising out of or in any way relating to her employment with, or separation from the Company on or before the date of the execution of this Agreement.

5. Release of Unknown Claims By Executive. Executive further agrees knowingly to waive the provisions and protections of Section 1542 of the California Civil Code, which reads:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HER SETTLEMENT WITH THE DEBTOR.

This release of claims shall be construed as broadly as possible under applicable law but shall not include any claim for indemnification under California Labor Code Section 2802 or California Corporations Code Section 317 or any other claim the release of which would violate California or federal statutory law or the public policy of the State of California.

6. Knowing and Voluntary. Executive represents and agrees that she is entering into this Agreement knowingly and voluntarily. Executive affirms that no promise or inducement was made to cause him to enter into this Agreement, other than the Severance Package promised to Executive herein. Executive further confirms that she has not relied upon any other statement or representation by anyone other than what is in this Agreement as a basis for her agreement.

7. Execution of Agreement. Executive expressly acknowledges that she has been provided twenty-one (21) days to consider this Agreement form the Company and that she was informed that she had the right to consult with counsel regarding this Agreement, and that she has had the opportunity to consult with counsel. To the extent that Executive has taken fewer than twenty-one (21) days to consider this Agreement, Executive acknowledges that she had sufficient time to consider the Agreement and to consult with counsel and that she does not desire additional time.

8. Revocation. This Agreement is revocable by Executive for a period of seven (7) calendar days following Executive’s execution of this Agreement. The revocation must be in writing, must specifically revoke this Agreement, and must be received by the Company prior to the eighth calendar day following the execution of this Agreement. This Agreement becomes effective, enforceable and irrevocable on the eighth calendar day following Executive’s execution of this Agreement.

9. Governing Law. This Agreement shall be construed under the laws of the State of California, both procedural and substantive.

10. Arbitration. Any dispute or controversy arising out of or relating to any interpretation, construction, performance, termination or breach of this Agreement, will be settled by final and binding arbitration by a single arbitrator to be held in Palo Alto, California, in accordance with the American Arbitration Association national rules for resolution of employment disputes then in effect, as outlined in Section 13 of Executive’s Agreement.

11. Confidentiality. Executive agrees not to disclose the existence of this Agreement or any of its terms to anyone other than her attorneys, accountants and immediate family members, or where compelled by an order of a court of competent jurisdiction or a subpoena issued under the authority thereof. Executive further agrees to keep this Agreement and all of its terms strictly confidential and agrees that she will inform any such attorneys, accountants and immediate family members about this confidentiality provision.

12. Waiver. The failure to enforce any provision of this Agreement shall not be construed to be a waiver of such provision or to affect the validity of this Agreement or the right of any party to enforce this Agreement.

13. Modification. No amendments to this Agreement will be valid unless written and signed by Executive and an authorized representative of the Company.

14. Severability. If any sentence, phrase, paragraph, subparagraph or portion of this Agreement is found to be illegal or unenforceable, such action shall not affect the validity or enforceability of the remaining sentences, phrases, paragraphs, subparagraphs or portions of this Agreement.

15. Ambiguities. Both parties have participated in the negotiation of this Agreement and, thus, it is understood and agreed that the general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement. In the event that any language of this Agreement is found to be ambiguous, each party shall have an opportunity to present evidence as to the actual intent of the parties with respect to any such ambiguous language.

16. Entire Agreement/Integration. This Agreement and any confidentiality, proprietary information, or inventions agreements signed by Executive during her employment with the Company (all of which survive the termination of the employment relationship) constitute the entire agreement between Executive and the Company concerning the terms of Executive’s employment with and separation from the Company and the compensation related thereto. All prior discussions and negotiations have been and are merged and integrated into, and are superseded by, this Agreement.

*  *  *  *

[Signature page follows]

PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. THE UNDERSIGNED AGREE TO THE TERMS OF THIS AGREEMENT AND VOLUNTARILY ENTER INTO IT WITH THE INTENT TO BE BOUND THEREBY.

Executive

Dated:
Address:

Company

Dated:	By:
Officer of the Company

[Signature Page – Separation Agreement]